Exhibit 10.30

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made this 14th day of June, 2002, by and between Ellen Cooper, M.D. (“Cooper”), an individual residing in the state of Maryland, and ViroPharma Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the Company and Cooper acknowledge that the employment relationship between them was at-will; and

WHEREAS, on June 14, 2002 Cooper announced her resignation from service with the Company effective as of July 15, 2002 (the “Resignation Date”); and

WHEREAS, Cooper and the Company desire to resolve and settle any and all claims that Cooper has or may have against the Company, including claims arising from any aspect of Cooper’s employment with the Company or the Cooper’s resignation from the employment relationship.

Agreement and Releases

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, Cooper and the Company, each intending to be legally held bound, agree as follows:

1.    Consideration.  In consideration of the covenants, agreements and releases set forth in this Agreement:

a.    Provided that Cooper has not revoked this Agreement as described in Section 12 below, the Company shall:

(i)    pay Cooper a total of $200,000, payable in 4 equal installments of $50,000 each (each, an “Installment”) on the dates set forth below:

Date	Installment
Resignation Date	$50,000
August 15, 2002	$50,000
September 30, 2002	$50,000
October 31, 2002	$50,000

provided that:

(A)    if any Installment is not paid on the date associated with such Installment as set forth above, and remains unpaid for five business days after the Company receives a written notice from Cooper advising the Company of the fact that such payment has not been made, then all remaining unpaid Installments shall, upon the expiration of such five business day period, become immediately due and payable; and

(B)    if the Company is the subject of a Change of Control (which means the sale or disposition of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s voting capital stock immediately prior to the merger or consolidation will have at least 50% of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation, on a fully diluted basis), then upon consummation of such Change of Control, all remaining unpaid Installments shall become immediately due and payable;

(ii)    on July 16, 2002, grant Cooper non-qualified options to purchase 20,000 shares of the Company’s Common Stock, par value $.002 per share, pursuant to the terms of the Non-Qualified Stock Option Agreement attached hereto as Exhibit A;

(iii)    for the period beginning on July 15, 2002, and continuing until the earlier of July 31, 2003 or the date that Cooper obtains (A) comparable health care insurance coverage under her spouse’s insurance policy or (B) employment with a third party which provides Cooper health care insurance comparable in quality and cost to that which she last received from the Company prior to her resignation, pay on Cooper’s behalf health care insurance premiums in respect of Cooper’s health care insurance benefits in effect and made available for Cooper under the Comprehensive Omnibus Reconciliation Act; and

(iv)    pay all rents and termination fees due in connection with the early termination of the lease for the apartment rented by Cooper in Exton, Pennsylvania; provided that Cooper shall give notice of termination of the lease to the landlord of such apartment no later than June 30, 2002.

b.    Notwithstanding any other provision in this Agreement: (i) no payment or contribution described in this Agreement shall be due until after the expiration of the Revocation Period described in Section 12 below without a revocation of this Agreement by Cooper, and (ii) the Company’s obligation to make such payments or reimbursements shall terminate immediately, and Cooper shall be obligated to promptly return to the Company all payments received by her or paid by the Company on her behalf pursuant to Section 1 above, if at any time Cooper is in breach of any of her obligations hereunder after the Company gave Cooper written notice of her breach and afforded her reasonable opportunity (at least 30 days) to cure such breach; provided that:

(A)    if Cooper is in breach of her obligations to provide the Consulting Services as described in Section 1.c. below, then the Company shall only be permitted to terminate its obligation to engage and pay Cooper for any further Consulting Services, the Company shall be obligated to pay Cooper for the Consulting Services that she actually performed during the month that such termination occurred (based on the rates contemplated by Section 1.c.below), and such termination shall not effect the obligation of the Company to make the payments described in Section 1.a. above; and

(B)    if Cooper is in breach of any of her obligations other than those described in Section 1.c., then Cooper shall not be obligated to return to the Company any amounts received by her under Section 1.c. up to the date of such breach, and provided further that the Company shall be obligated to pay Cooper for the Consulting Services that she actually performed during the month that such breach occurred (based on the rates contemplated by Section 1.c. below).

Cooper shall be responsible for all of her tax obligations (excluding, if applicable, the Company’s share of FICA) resulting from the payments set forth in Section 1 and agrees to indemnify the Company in the event the Company is found liable for, or agrees to satisfy, any tax liability resulting from such payments. Cooper agrees to indemnify the Company from any and all claims for taxes (excluding, if applicable, the Company’s share of FICA), penalties and interest charged by any governmental entity based upon the payments made to Cooper hereunder.

c.    During the one year period commencing on August 1, 2002 (the “Consulting Period”), Cooper shall make herself reasonably available from time to time to undertake reasonable projects given to her by the Company (the “Consulting Services”). Cooper shall make herself available for not less than 57.5 hours per month on such projects. Subject to Section 1.b. above, the Company shall pay Cooper $8,333.33 per month, payable on the 15th day of such month, for the Consulting Services, whether or not the Company requests Cooper to provide 57.5 hours of Consulting Services during such month. If such tasks require Cooper to devote more than 57.5 hours in any month, then:

(i)    Cooper shall obtain the approval of the Company’s Vice President, Research and Development, prior to undertaking any Consulting Services in excess of 57.5 hours per month; and

(ii)    the Company shall pay Cooper at the rate of $400 per hour for such efforts that are approved in advance as described in Section 1.c.(i) above and that require Cooper to devote in excess of 57.5 hours per month during the Consulting Period.

d.    After the end of the Consulting Period, Cooper shall (i) discontinue all use of all Confidential Information (as defined in Section 4 below); (ii) return to the Company all materials then in Cooper’s possession or subject to her control that contain Confidential Information, including all copies thereof ; (iii) erase or destroy all Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Cooper; and (iv) promptly return to the Company all Company Property (as defined in Section 5 below) acquired by or otherwise made available to her in connection with the Consulting Services.

e.    Cooper shall cooperate and make herself available, upon reasonable request, to the Company and any attorneys representing the Company in connection with any litigation involving the Company. Such availability shall include, but not be limited to, providing information, appearing as a witness for deposition or trial and any other capacity reasonably necessary in connection with any such litigation. Any time spent by Cooper in connection with any litigation, other than time spent by Cooper as a witness at a deposition or hearing, in excess of an aggregate of twenty hours for all litigation matters shall be deemed to constitute Consulting Services pursuant to Section 1.c. The Company shall reimburse Cooper for her reasonable business expenses incurred by Cooper for her meals, lodging and travel in connection with providing the assistance contemplated by this Section 1.e.

2.    Release.

a.    Provided that the Company has not breached its obligations to make the payments and benefits to Cooper described in Section 1.a. above, Cooper hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, directors, stockholders, general partners, limited partners, employees and agents, and the heirs, executors, successors and assigns of same (herein collectively referred to as the “Company Group”), from any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which Cooper ever had or now has against the Company, the Company Group, or any one of them arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. This release specifically includes, but is not limited to:

i.    except in respect of the payments to be made by the Company as expressly described in Section 1.a above, any and all claims for wages and benefits including, without limitation, salary, unvested stock options, stock, commissions, royalties, license fees, health and welfare benefits, settlement pay, vacation pay, and bonuses; and claims under the Pennsylvania Wage Payment and Collection Act, as amended, 43 P.S. 260.1, et seq.

ii.    any and all claims for wrongful discharge, breach of contract, whether express or implied, and claims for breach of implied covenants of good faith and fair dealing;

iii.    any and all claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”);

iv.    any and all claims under any federal or state statute relating to employee benefits or pensions; but it is understood that notwithstanding her resignation from the Company, nothing set forth herein will be construed as a waiver of any right Cooper may have under ERISA to any monies in her Company-provided 401(k) or comparable account;

v.    any and all claims in tort, including but not limited to, any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

vi.    any and all claims for attorneys’ fees and costs, except to the extent that the Company is specifically obligated to pay such attorneys’ fees and costs pursuant to that certain Indemnification Agreement dated as of August 21, 2000 between the Company and Cooper.

b.    The Company hereby generally releases and discharges Cooper from any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which the Company ever had or now has against Cooper arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement, including, but not limited to any and all contract and tort claims.

3.    Acknowledgment.  Each of Cooper and the Company understands that the release set forth in Section 2 extends to all of the aforementioned claims and potential claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Each of Cooper and the Company understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

4.    Non-Disclosure and Confidentiality Obligations.

a.    Provided that the Company has not breached its obligations to make the payments and benefits to Cooper described in Section 1.a. above, and except to the extent necessary in connection with her performance of the Consulting Services, Cooper shall not, without the prior written consent of the Company in its sole discretion, for any reason or for any purpose, either directly or indirectly, divulge to any third-party or use for her own direct or indirect benefit, any Company Information (as defined below) revealed to or obtained by Cooper at any time during the course of her employment with the Company (whether developed by

Cooper or any other person or entity on behalf of the Company). “Company Information” generally means all of the Company’s confidential, proprietary, business and technical information, trade secrets or other information or materials that have not been made available to the general public by the Company, and shall include, but shall not be limited to: the Company’s relationship, conversations, correspondence and course of dealing with state, federal and local governmental and regulatory authorities, including but not limited to the United States Food and Drug Administration; all information relating to the Company’s existing or proposed discovery, pre-clinical, clinical research and development and business development efforts; business or products; intangible personal property, the Company’s relationship with, the terms of contracts and agreements with, the needs and requirements of, and the Company’s course of dealing with, the Company’s actual collaborators, clinical investigators, contract research organizations, suppliers of bulk drug substance or finished drug product, and other contractors and suppliers; any other materials prepared by Cooper in the course of her employment by the Company containing Company Information, or prepared by any other employee or contractor of the Company for the Company containing Company Information; Company know-how; business studies; business procedures; finances; marketing and sales plans, data, methods and activities; personnel information; and customer and vendor credit information. Nothing contained herein shall restrict Cooper from divulging or using for her own benefit or for any other purpose any Company Information that is (i) readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of a breach of this Section 4 by Cooper, or (ii) was already known to Cooper prior to the date that Cooper first performed consulting activities for the Company prior to her employment by the Company. Failure by the Company to mark any of the Company Information as confidential or proprietary shall not affect its status as Company Information under the terms of this Agreement. Cooper shall provide to the Company written notice of any written or oral request, including but not limited to, telephone inquiries, written requests or subpoenas, by any person, entity, governmental agency or regulatory authority seeking Company Information within three (3) business days of receiving such request. It is understood that Cooper will comply with all subpoenas which are served on her unless directed otherwise by a court of competent jurisdiction. Notwithstanding the foregoing, this Section 4.a. is not intended to prevent Cooper from providing consulting services to any third party, or from engaging or otherwise entering into a business relationship with any of the Company’s collaborators, clinical investigators, contract research organizations, suppliers or contactors, provided that Cooper does not use or disclose any Company Information in connection with the performance of such Services.

b.    Cooper shall refrain from initiating any contact with any person, entity or government agency with respect to any investigation or inquiry into any aspect of the Company’s business operations or employment practices, except as provided by or required by law and subject to the second and third to last sentences of Section 4.a. above.

c.    Neither party shall disclose or publicize the terms of this Agreement, directly or indirectly, to any person or entity; provided that Cooper and the Company may disclose that the parties have resolved any differences between them pursuant to the terms of a confidential settlement agreement; and provided further that the Company and Cooper may disclose the terms, and/or fact of this Agreement to their respective accountants, attorneys, actual and potential investors and creditors, provided that each of the foregoing agrees to keep the terms of this Agreement confidential (each, a “Permitted Recipient”), and to others as required by law, rule or regulation. Cooper acknowledges that the Company will disclose this Agreement or certain information relating to this Agreement in its filings with the Securities and Exchange Commission. Any breach of this Section 4.c. by a Permitted Recipient shall be deemed a breach of this Agreement by the party hereto that disclosed the terms of this Agreement to such Permitted Recipient. All inquiries concerning Cooper’s employment with the Company shall be directed to the Company’s Vice President for Human Resources, Vice President of Research and Development or Chief Executive Officer (each, an “Officer”). In response to any such inquiry, the Officer shall reply that Dr. Cooper: (i) decided to leave ViroPharma to resume her consulting practice and to spend more time in Maryland with her family; (ii) has committed a portion of her consulting time to ViroPharma, and (iii) will continue to work closely with Mark McKinlay on regulatory and development projects.

5.    Return of Property.

a.    Within 15 days after the date of this Agreement, Cooper shall return to the Company all Company Property in her direct or indirect possession or subject to her direct or indirect control. Upon receipt of all Company Property that Cooper represents to the Company is in her possession or control, the Company will sign the acknowledgement that it has received such materials in the form attached hereto as Exhibit B. “Company Property” shall include, but shall not be limited to: all notes, memoranda, reports (including all drafts thereof), correspondence, telephone contact reports and other writings made in connection with Cooper’s employment with the Company, whether in paper or electronic form; software provided by the Company; research material purchased by the Company; cellular phones, calculators, computers, computer accessories and other equipment provided by the Company; clinical protocols; computer CD’s, tapes and diskettes or other portable media containing any of the information described in this Section 5; copies of all agreements to which the Company is a party (other than copies of agreements between the Company and Cooper); credit cards and phone cards supplied by the Company; Company forms, files, manuals, and personnel data; business development information and analyses; marketing and sales plans and projections; Company brochures; product samples; and all keys and card entry devices to the Company’s facility and offices (the “Company Property”). Also included within the definition of “Company Property” are all items of personalty paid for by the Company for use in the apartment in Exton, Pennsylvania that was paid for by the Company on Cooper’s behalf (the “Apartment Property”). The Company shall remove the Apartment Property from such apartment on or before July 31, 2002. Notwithstanding any other provision in this Agreement, no payment or contribution described in this Agreement shall be due unless and until Cooper delivers to the Company all Company Property.

b.    Notwithstanding Section 5.a., Cooper shall be permitted to retain, during the time that the Consulting Period contemplated by Section 1.c above is in effect, possession of the Notebook computer provided to her by the Company. Cooper shall return such notebook computer to the Company promptly after termination of the Consulting Period.

6.    No Disparagement.    The Company agrees that during the term of this Agreement and thereafter that neither it nor any of its officers, directors or representatives will disparage or deprecate, directly or indirectly, the actions, plans, reputation, professionalism, character, competence, integrity or motives of Cooper or any legal representative or family member. Cooper agrees that during the term of this Agreement and thereafter that she will not disparage or deprecate, directly or indirectly, the actions, plans, reputation, professionalism, character, competence, integrity or motives of the Company or any of its employees, officers, directors or representatives.

7.    No Admissions.    Neither the execution of this Agreement by the Company or Cooper, nor the terms hereof constitute an admission by any party, or by any agent or employee of any party, of liability with respect to any possible claim which was or could have been made by an adverse party hereto.

8.    Employment Termination Acknowledgment; Notice of New Employment.    Cooper confirms that her employment with the Company will terminate effective on the Resignation Date, and that the Company has settled all obligations to her (except for the Company’s obligations under this Agreement, and the Company’s obligation for salary and benefits accruing from the date of this Agreement through the Resignation Date). Cooper also confirms that, effective on the date hereof, she is no longer the Company’s Vice President, Clinical and Regulatory Affairs, but will nonetheless continue as an employee of the Company until the Resignation Date. During the one (1) year period commencing with the Resignation Date, Cooper shall promptly notify the Company if she obtains health care insurance coverage under her spouse’s insurance policy or is employed by a third party which provides Cooper health care insurance comparable in quality and cost to that which she last received from the Company prior to her resignation.

9.    Attorneys’ Fees.    Cooper and the Company shall each be responsible for their own attorneys’ fees and costs incurred in connection with the preparation of this Agreement.

10.    Entire Agreement.    This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns, except for the Indemnification Agreement and the Non-Qualified Stock Option Agreement.

11.    Severability.    If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

12.    Advice of Counsel; Revocation Period.    EMPLOYEE IS HEREBY ADVISED TO SEEK THE ADVICE OF COUNSEL. Cooper hereby acknowledges that she is acting of her own free will, that she has been afforded a reasonable time to read and review the terms of this Agreement, that she has in fact received the advice of counsel with respect thereto, and that she is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Cooper intends that this Agreement shall not be subject to any claim for duress. Cooper further acknowledges that she has been given at least twenty-one (21) days within which to consider this Agreement and that she has at least seven (7) days following her execution of this Agreement to revoke this Agreement (the “Revocation Period”), with this Agreement not becoming effective until the Revocation Period has expired. If Cooper elects to revoke this Agreement within the Revocation Period, such revocation must be made in writing and mailed via certified mail to ViroPharma Incorporated, 405 Eagleview Boulevard, Exton, PA 19431, Attention: General Counsel.

13.    Amendments.    Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, except by a written agreement between the parties hereto.

14.    Notices.    All notices, requests, consents and other communications hereunder to either party shall be deemed to be sufficient if contained in a written instrument delivered by first class certified mail, postage prepaid, to such party at the address set forth below or such to other address as may hereafter be designated by written notice given in the matter described above:

If to the Company:	If to Cooper:

ViroPharma Incorporated	Ellen Cooper, M.D.
405 Eagleview Boulevard	305 Watkins Circle
Exton, PA 19341	Rockville, MD 20850
Attention: General Counsel

15.    Governing Law.    This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

16.    Legally Binding.    The terms of this Agreement contained herein are contractual, and not a mere recital.

17.    Survival.    Except for such terms of this Agreement that are expressly limited to stated periods of time (such as the Company’s obligations described in Section 1, and Cooper’s obligation to notify the Company of her new employment in Section 8), the terms of this Agreement shall survive indefinitely.

IN WITNESS WHEREOF, Cooper, acknowledging that she is acting of her own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Company, have caused the execution of this Agreement as of the date first above written.

COOPER		VIROPHARMA INCORPORATED

By:	/s/ Ellen Cooper	By:	/s/ Michel de Rosen
	Ellen Cooper, M.D.		Michel de Rosen President and Chief Executive Officer

Exhibit A

Non-Qualified Stock Option Agreement

Exhibit B

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of all Company Property (as such term is defined in the Agreement dated June 14, 2002 by and between Ellen Cooper, M.D. (“Cooper”) and ViroPharma Incorporated (the “Company”) represented by Cooper to be in her possession or control except for any Company Property located at the apartment rented by Cooper, for which the Company acknowledges it is responsible for removing from such apartment on or before July 31, 2002.

ViroPharma Incorporated

By:

Name:

Title:

Date:                            , 2002

12